Exhibit 99.1


[GRAPHIC OMITTED]                                                   NEWS RELEASE
--------------------------------------------------------------------------------
1265 Harbor Bay Parkway o Alameda, CA  94502
www.calypte.com

Investor Relations Contact:
Tim Clemensen
212-843-9337
            email: tclemensen@rubensteinir.com

              Calypte Announces Fourth Quarter and Year End Results

         Marr Technologies B.V. Increases Loan Commitment to $15 Million

   Current Year Audit Opinion Does Not Contain A "Going Concern" Qualification

ALAMEDA, Calif., March 23, 2004 -- Calypte Biomedical Corporation (OTCBB:CYPT) announces its financial results for the fourth quarter and year ended December 31, 2003. Calypte is currently engaged in developing rapid tests for HIV diagnosis and is the developer and marketer of the only two FDA-approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA-approved serum HIV-1 antibody Western Blot supplemental test.

For the fourth quarter ended December 31, 2003, Calypte recorded revenues of $1,037,000, compared with $809,000 in the fourth quarter of 2002. The net loss attributable to common stockholders for the quarter was approximately $4.9 million, or $0.04 per common share, compared with a net loss attributable to common stockholders of $6.3 million, or $1.54 per common share, for the three months ended December 31, 2002. Net loss for the quarter includes non-cash expenses of $1.5 million in 2003 and $3.4 million in 2002.

For the year-ended December 31, 2003, Calypte reported revenues of $3.5 million, compared with $3.7 million in 2002. The net loss attributable to common stockholders for 2003 was $26.5 million, or $0.47 per common share, compared with a net loss attributable to common stockholders of $13.4 million, or $5.18 per common share, for the year ended December 31, 2002. Net loss for the year includes non-cash expenses of $14.3 million for 2003 and $5.4 million for 2002. These non-cash charges for the quarter and year were primarily related to the grants of common stock and options and warrants as compensation for services and non-cash interest expense related primarily to the accounting for Calypte's convertible debt financing instruments.

Richard George, President and CEO commented, "We continue to become more efficient and believe that the dedicated staff as well as our proprietary sciences have shown to be resilient and will continue into the future. We expect to drive additional efficiencies as we complete the consolidation of our domestic manufacturing operations into our Rockville, Maryland facility."

On March 19, 2004, the Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes (the "Agreement") dated November 13, 2003 between Calypte and Marr Technologies BV ("MTBV") was amended. The amended Agreement increases the MTBV loan commitment to $15 million and will terminate on May 31 2005.

In conjunction with the amended Agreement, Calypte granted a warrant to purchase 400,000 shares of its stock on March 19, 2004. The warrant is exercisable for two years from the date of grant at an exercise price of $0.46 per share.

Commenting on the amended Agreement, Tony Cataldo, Calypte's Executive Chairman stated, "This amendment reflects another level of confidence from MTBV. This credit facility allows Calypte to support its aggressive business plan as it continues to move forward in the development and testing of its rapid products." Mr. Cataldo added, "Included in the initial agreement was a requirement that Calypte be listed on an exchange in order to activate the credit facility. The amended Agreement does not include any reference to that prerequisite, but we continue to aggressively pursue that possibility. Another milestone to achieve that listing status is evidenced by the auditors' issuance of an opinion that does not include a `going concern' qualification."

Recent Highlights:

Following are Calypte's most significant milestones since the last quarterly release, together with the progress made in the development of its rapid HIV products and the strengthening of its balance sheet:


      o Calypte has significantly strengthened its financial position with the receipt of an aggregate of $12.5 million in new investment financing in two third-quarter 2003 transactions and the $15 million loan commitment by MTBV. For the first time in the Company's history, it no longer has a "going concern" opinion qualification.

      o Calypte continues to implement the consolidation of its manufacturing operations into a single facility at its Rockville, Maryland location. The Company is manufacturing additional inventory at its Alameda site to ensure an adequate supply of the Company's current screening tests during the transition. The consolidation of Calypte's manufacturing operations, when completed, is expected to eliminate approximately $1 million of annual expense, including approximately $500,000 in annual occupancy costs, and thus create a more efficient and cost effective manufacturing structure. Calypte expects to complete the Alameda facility wind-down by June 30, 2004.

      o Calypte is committed to and focused on completing the development and commercialization of one or more rapid HIV-1/2 diagnostic tests into the international market as the Company's primary new product offering.

      o Calypte has begun international field trials of its developmental stage urine and blood rapid tests in Thailand. The evaluation of field results is an iterative process. The results gained from these field trials are the catalyst to initiate formal clinical trials and international manufacturing operations which will be significant milestones in achieving the commercialization of our rapid products. The Company may elect to proceed with the commercialization of one of the tests while continuing to evaluate and modify the other.

      o Calypte will continue to distribute its products in international markets through resident diagnostic product distributors, where appropriate, and will also seek to widen its horizons via new distribution platforms.

      o The international AIDS community believes that northern Africa, Russia, China and India represent the "next wave" of HIV epidemic regions. Calypte's initial international focus for its anticipated rapid HIV-1/2 diagnostic tests will be China and Russia. The Company is also planning to pursue additional international distribution opportunities in key African countries as funding from the federal government's AIDS initiatives and related humanitarian organization financing provides funds for testing in lesser-developed countries where the HIV infection is epidemic.

Calypte's management will host a conference call today to discuss the Company's fourth quarter and year end financial results at 5:00 p.m. Eastern Time.

The call can be accessed in the U.S. by dialing 800-299-9086 and outside of the U.S. by dialing 617-786-2903. The participant passcode is 85929133. The conference call will also be Web cast live at www.calypte.com. An audio replay of the call will be available, beginning approximately 1 hour after the conference call ends, by dialing 888-286-8010 in the US, or 617-801-6888 from outside of the U.S. The account code for the playback is 46154238. The Web cast will also be available for replay on the company's website.

This call is being webcast by CCBN and can be accessed at Calypte's web site at www.calypte.com. Individual investors can also listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network.

About Calypte Biomedical:


Calypte Biomedical Corporation, headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of in vitro diagnostic tests, primarily for the detection of antibodies to Human Immunodeficiency Virus (HIV), and other sexually transmitted and infectious diseases. Calypte's currently marketed laboratory-based tests include an enzyme immunoassay (EIA) HIV-1 antibody screening test and an HIV-1 antibody western blot supplemental test, the only two FDA-approved HIV-1 antibody tests for use on urine samples, as well as an FDA-approved serum HIV-1 antibody western blot supplemental test. Calypte is actively engaged in developing new test products for the rapid detection of HIV and other infectious diseases. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other infectious diseases may make important contributions to public health.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                    Unaudited


                                                                          Three Months Ended               Twelve Months Ended
                                                                             December 31,                     December 31,
                                                                      --------------------------        --------------------------
                                                                         2003             2002             2003             2002
                                                                      ---------        ---------        ---------        ---------

Revenues:
     Product sales                                                    $   1,037        $     809        $   3,467        $   3,670
                                                                      ---------        ---------        ---------        ---------

     Cost of product sales                                                1,406            1,592            6,121            6,162
                                                                      ---------        ---------        ---------        ---------
        Gross margin (loss) on product sales                               (369)            (783)          (2,654)          (2,492)

Other operating expenses:
     Research and development costs                                         591              289            1,544              929
     Selling, general and administrative costs                            3,145            4,139           15,517            9,006
                                                                      ---------        ---------        ---------        ---------

        Total other operating expenses                                    3,736            4,428           17,061            9,935
                                                                      ---------        ---------        ---------        ---------

           Loss from operations                                          (4,105)          (5,211)         (19,715)         (12,427)

Interest income (expense) (primarily non-cash for both periods)            (885)            (994)          (6,969)          (2,203)
Gain on settlement of debt                                                   --               --               --            1,319
Minority interest in JV                                                      90               --               90               --
Other income (expense)                                                        7              (17)             182               16
                                                                      ---------        ---------        ---------        ---------

           Loss before income taxes                                      (4,893)          (6,222)         (26,412)         (13,295)

Income taxes                                                                 --               --               (2)              (2)
                                                                      ---------        ---------        ---------        ---------

           Net loss                                                      (4,893)          (6,222)         (26,414)         (13,297)

Less dividends on mandatorily redeemable Series A
     preferred stock                                                         --              (30)             (60)            (120)
                                                                      ---------        ---------        ---------        ---------

Net loss attributable to common stockholders                          $  (4,893)       $  (6,252)       $ (26,474)       $ (13,417)
                                                                      =========        =========        =========        =========

Net loss per share attributable to common stockholders
     (basic and diluted)                                              $   (0.04)       $   (1.54)       $   (0.47)       $   (5.18)
                                                                      =========        =========        =========        =========

Weighted average shares used to compute net
     loss per share attributable to common stockholders
     (basic and diluted)                                                136,340            4,054           55,903            2,591
                                                                      =========        =========        =========        =========



                  CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEET DATA
                                 (in thousands)
                                    Unaudited

                                                           December 31,       December 31,
                                                               2003               2002
                                                         ---------------    ---------------

Cash and cash equivalents                                     $5,084               $147
Working capital                                                2,865             (5,549)
Total Assets                                                   9,517              3,297
Convertible notes and debentures, net of discount                868              2,181
Mandatorily redeemable Series A preferred stock                2,696              2,576
Total stockholders' equity (deficit)                             917             (7,494)